October 17, 2013

SofTech, Inc.

59 Lowes Ways

Lowell, Massachusetts 018512

Attention:  Joseph P. Mullaney, Chief Executive Officer

Prides Crossing Capital GP, LLC

Prides Crossing Capital, L.P.

Prides Crossing Capital-A, L.P.

800 Boylston Street, Suite 2220

Boston, Massachusetts 02199
Attention: Peter M. Sherwood, Manager

Re:

Consent to Sale of Assets and Amendment to Loan, Pledge and Security Agreement

To Whom It May Concern:

Reference is made to that certain Loan, Pledge and Security Agreement dated as of May 10, 2013 (as amended, modified, supplemented, extended, renewed, restated or replaced from time to time, the “Loan Agreement”), by and among SofTech, Inc., a Massachusetts corporation (the “Borrower”), Prides Crossing Capital, L.P. (“PCC”), and Prides Crossing Capital-A, L.P. (“PCCA” and collectively with PCC, the “Lenders”).  Capitalized terms used herein but not otherwise defined herein shall have the respective meanings assigned to such terms in the Loan Agreement.

The Borrower has notified the Lenders that the Borrower has entered into an Asset Purchase Agreement dated as of August 30, 2013 (the “CADRA Sale Agreement”) with Mentor Graphics Corporation, an Oregon corporation (the “Purchaser”), pursuant to which the Borrower has agreed to sell (the “CADRA Sale”) to Purchaser certain assets of the Borrower comprising the Borrower’s CADRA product line (collectively, the “CADRA Sale Assets”) for a net cash purchase price payable on the closing date of approximately $2,880,000.

The Borrower has requested that the Lenders (i) consent to the consummation of the CADRA Sale, (ii) waive the provisions of Section 10.12 of the Loan Agreement to the extent necessary to permit the consummation of the CADRA Sale, and (iii) release their liens and security interests in and to the CADRA Sale Assets upon consummation of the CADRA Sale.

1.

Consent, Waiver and Release.  Subject to the terms and conditions set forth in this Section 1, the Lenders hereby (a) consent to the CADRA Sale, (b) waive the provisions of Section 10.12 of the Loan Agreement solely to the extent necessary to permit SofTech to consummate the CADRA Sale and (c) agree that upon (x) the consummation of the CADRA Sale and (y) the remittance by the Purchaser to the Lenders cash equal to $1,350,000 of the net proceeds of the CADRA Sale (such cash, the “Deposit Amount”), all liens and security interests granted in favor of the Lenders in the CADRA Sale Assets shall be automatically released and terminated.  In furtherance of clause (c) of the foregoing sentence, the Lenders (i) agree to deposit and hold the Deposit Amount at U.S. Bank, N.A., in a non-interest bearing escrow account (the “Escrow Account”), subject to the Lender’s continuing security interest under the Loan Agreement, and (ii) authorize the Borrower, or its counsel, to file with the Secretary of State of the Commonwealth of Massachusetts UCC-3 amendments in substantially the form of the UCC-3 amendment attached as Exhibit A hereto, releasing such liens and security interests, (ii) agree to promptly execute and deliver at the Borrower’s expense such other documents that release Lenders’ liens and security interests on file at the U.S. Patent and Trademark Office, and (iii) agree to promptly execute and deliver, at Borrower’s expense, amendments and agreements that release the CADRA Sale Assets from the Source Code Escrow Agreement.

2.

Escrow of Deposit Amount.  By their execution of this consent letter (this “Consent”), the Borrower and the Lenders hereby agree that the Deposit Amount and Escrow Account shall be held as cash collateral and security for all outstanding amounts due under the Loan Agreement and Term Notes until the earlier of (i) thirty (30) days after the date of this Consent, or (ii) the date on which the Borrower and the Lenders shall have executed an amendment to the Loan Agreement, and any related documents (collectively the “Restructuring Amendment”), which Restructuring Amendment shall restructure the terms of the Loan Agreement, Term Notes and all other Loan Documents on terms and conditions reasonably satisfactory to the Borrower and the Lenders.  If the Borrower and the Lenders fail to execute the Restructuring Amendment within thirty (30) days after the date of this Consent (the “Restructuring Amendment Agreement Deadline”), (i) the escrow established by this Consent and subsequent agreements shall automatically terminate, the Escrow Account shall terminate and the Deposit Amount shall be transferred to the Lenders, who shall apply such funds in accordance with the terms of the Loan Agreement, and (ii) all amounts which are then unpaid under the Loan Agreement, Term Notes, and all other Loan Documents (including unpaid principal, accrued and unpaid interest, and accrued and unpaid fees) shall be immediately due and payable on the Restructuring Amendment Agreement Deadline.

3.

Effectiveness of Consent.  This Consent shall become effective upon receipt by the Lenders of counterparts of this Consent duly executed by each of the Borrower and the Lenders.

4.

Effect on Loan Documents.  Except as specifically set forth herein, the Loan Documents shall remain in full force and effect against the Borrower and are hereby ratified and confirmed by the Borrower in all respects.  Except as otherwise expressly set forth herein, the execution, delivery and effectiveness of this Consent shall not operate as a waiver of any right, power or remedy of any Lender under the Loan Documents, nor constitute a waiver, amendment or modification of any provision of the Loan Documents except as specifically set forth herein.  This Consent shall be deemed to be a Loan Document.

5.

Miscellaneous.  This Consent shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts.  This Consent may be executed in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall be one agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the undersigned have executed this Consent as of the date first set forth above.

BORROWER

SOFTECH, INC.

By: /s/ Joseph P. Mullaney

Name:  Joseph P. Mullaney

Title:  Chief Executive Officer

LENDERS

PRIDES CROSSING CAPITAL, L.P.

By:  PRIDES CROSSING CAPITAL GP, LLC, its General Partner

By:/s/ Peter M. Sherwood

Name: Peter M. Sherwood

Title: Manager

PRIDES CROSSING CAPITAL-A, L.P.

By:  PRIDES CROSSING CAPITAL GP, LLC, its General Partner

By:/s/ Peter M. Sherwood

Name: Peter M. Sherwood

Title: Manager

All consents, terms, conditions, amendments, modifications and releases set forth herein are acknowledged and agreed to by Joseph P. Mullaney (“Guarantor”).  Further, the Consent shall not operate as a waiver of any right, power or remedy of any Lender under that certain Guaranty Agreement, dated May 10, 2013 (the “Guaranty”), by Guarantor in favor of the Lenders, nor constitute a waiver, amendment or modification of any provision of the Guaranty, except as specifically set forth herein.  This Consent shall be deemed to be a Loan Document under the Guaranty, and such Guaranty continues to covers, includes and guaranties all Loan Documents as amended and modified herein.

By: /s/ Joseph P. Mullaney

Name: Joseph P. Mullaney

cc: Mr. Joseph P. Mullaney

EXHIBIT A

Form of UCC-3 Financing Statement Amendments